D E  V I S S E R   G R A Y  L L P

CHARTERED ACCOUNTANTS

401 - 905 West Pender Street

Vancouver, BC Canada

V6C 1L6

Tel: (604) 687-5447

Fax: (604) 687-6737

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

BCM Resources Corporation (formerly BC Moly Ltd.)

We consent to the use in the Registration Statement of BCM Resources Corporation (formerly BC Moly Ltd.) (an exploration stage company) on form 20-F (the “Registration Statement”) of our report dated November 21, 2007 on the balance sheets of BCM Resources Corporation (formerly BC Moly Ltd. (an exploration stage company) as at August 31, 2007 and the related statements of operation and deficit and cash flows for the year ended August 31, 2007.

In addition, we consent to the reference to us under the heading “experts” in the Registration Statement.

“De Visser Gray LLP”

CHARTERED ACCOUNTANTS

Vancouver, BC

January 30, 2008